Exhibit 99.1

One Ameren Plaza
1901 Chouteau
Avenue
St. Louis, MO  63103

Ameren News Release

Contacts:
Media                            Analysts                        Investors
Tim Fox                              Bruce Steinke                        Investor Services
(314) 554-3120                           (314) 554-2574                       (800) 255-2237
tfox2@ameren.com                      bsteinke@ameren.com                         invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN REPORTS THIRD QUARTER 2005 EARNINGS
Reaffirms 2005 Earnings Guidance

St. Louis, Mo., Nov. 1, 2005 --- Ameren Corporation (NYSE: AEE) today announced third quarter 2005 net income of $280 million, or $1.37 per share, compared to third quarter 2004 net income of $232 million, or $1.20 per share. Net income for the first nine months of 2005 was $586 million, or $2.94 per share, compared to $447 million, or $2.44 per share, in the first nine months of 2004.

“Significantly warmer summer weather and earnings from Illinois Power, acquired on Sept. 30, 2004, drove an increase in year-over-year per share earnings in the third quarter of 2005,” said Gary L. Rainwater, chairman, chief executive officer and president of Ameren Corporation. “These increases were offset, in part, by higher fuel and purchased power costs and higher operating expenses at our Callaway nuclear plant due to the start of a 70 to 75-day scheduled outage on Sept. 17, 2005.”

Revenues in the third quarter of 2005 increased to $1.9 billion from $1.3 billion in 2004. Illinois Power Company, doing business as AmerenIP, added electric revenues of $358 million and gas revenues of $61 million in the third quarter of 2005. In addition, electric revenues increased approximately $86 million due to warmer weather in the third quarter of 2005, as compared to the third quarter of 2004. According to the National Weather Service, cooling degree days in the company’s service territory in the third quarter of 2005 were 53 percent above 2004 levels and 16 percent greater than normal.

Excluding the effect of the Illinois Power Company acquisition, weather-sensitive residential megawatthour sales increased 22 percent, and commercial electric megawatthour sales increased 8 percent, in the third quarter of 2005 compared to 2004. In addition, industrial electric megawatthour sales increased 2 percent in the third quarter of 2005 over the year-ago period. The increase in industrial sales was principally due to the addition of Noranda Aluminum, Inc, which became a customer on June 1, 2005.

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Interchange sales decreased 42 percent in the third quarter of 2005 as compared to the third quarter of 2004. The decrease in interchange sales was largely due to a reduction in the amount of excess power available for sale principally as a result of the addition of Noranda Aluminum as a customer, increased residential and commercial native load demand due to warmer weather, coal conservation efforts and the planned refueling and maintenance outage at the Callaway nuclear plant. Despite this significant decrease in interchange sales, interchange revenues in the third quarter of 2005 were only $4 million below the prior-year period due to a 65 percent jump in power prices. Interchange revenues averaged $46 per megawatthour in the third quarter of 2005 versus $28 per megawatthour in last year’s third quarter. Higher coal and natural gas prices, coupled with increased electricity demand, led to elevated power prices this quarter.

Operating expenses increased $464 million in the third quarter of 2005, compared to the year-ago period, principally due to the acquisition of Illinois Power Company, which added $321 million in operating expenses in the third quarter of 2005. In addition, excluding the effect of the Illinois Power acquisition, fuel and purchased power costs rose $114 million principally due to higher native load sales, unscheduled plant outages and the incremental costs of operating in the Midwest Independent Transmission System Operator Day Two Energy market. The higher fuel and purchased power costs were offset, in part, by gains from emission allowance transactions in the company’s unregulated operations. In addition, the refueling and maintenance outage at the Callaway nuclear plant increased operating costs in the third quarter of 2005 over third quarter 2004, when there was no refueling and maintenance outage.

Illinois Power Company contributed net income of $53 million to Ameren’s earnings in the third quarter of 2005. Common shares issued by Ameren in advance of the September 2004 completion of the Illinois Power acquisition diluted third quarter 2004 earnings by an estimated 14 cents per share.

Ameren also announced today that it is reaffirming its 2005 earnings guidance. The company continues to expect 2005 earnings to range between $3.00 and $3.20 per share. Ameren’s guidance assumes normal weather for the remainder of the year and is subject to, among other things, plant operations, timely completion of the scheduled Callaway nuclear plant refueling and maintenance outage in November, energy market and economic conditions, unusual or otherwise unexpected gains or losses and other risks and uncertainties outlined in Ameren’s Forward-looking Statements.

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Ameren will conduct a conference call for financial analysts at 9:00 a.m. (Central Time) on Tuesday, Nov. 1, to discuss third quarter 2005 earnings and other matters related to the company. Investors, the news media and the public may listen to a live Internet broadcast of the Ameren analyst call at www.ameren.com by clicking on "Q3 2005 Ameren Corporation Earnings Conference Call," then the appropriate audio link. A slide presentation will also be available on Ameren’s web site that reconciles earnings per share between the third quarter and first nine months of 2005 and the same periods of 2004 and reconciles 2005 earnings guidance to 2004 actual earnings. This presentation will be posted in the “Investors” section of the web site under “Presentations.” The analyst call will also be available for replay on the Internet for one year. Telephone playback of the conference call will also be available beginning at 12:00 p.m. noon (Central Time), from Nov. 1 through Nov. 8, by dialing, U.S. (800) 405-2236; international (303) 590-3000 and entering the number: 11041615#.

Ameren chairman, chief executive officer and president Gary L. Rainwater and executive vice president and chief financial officer Warner L. Baxter will give a presentation to analysts on Tuesday, Nov. 8, 2005 at the Edison Electric Institute 40th Annual Financial Conference. The presentation will be at 9:45 a.m. Eastern Time (8:45 a.m. Central Time). This presentation is being webcast and can be accessed at www.ameren.com by clicking on "Ameren Corporation at 40th Edison Electric Institute Financial Conference," then the appropriate audio link.

With assets of more than $18 billion, Ameren serves approximately 2.3 million electric customers and more than 900,000 natural gas customers in a 64,000 square mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 15,000 megawatts.

Regulation G

In addition to presenting electric revenues and statistics on a consolidated basis, Ameren has presented electric revenues and statistics for the three and nine month periods ending September 30, 2005, excluding Illinois Power Company. Ameren believes this information is useful because it enables readers to compare results between periods without giving effect to the Illinois Power Company acquisition that was completed in September 2004.

Forward-looking Statements

Statements made in this release, which are not based on historical facts, are "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such "forward-looking" statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in past and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such "forward-looking" statements:

•	regulatory actions, including changes in regulatory policies and ratemaking determinations;
•	changes in laws and other governmental actions, including monetary and fiscal policies;
•
the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as when the current electric rate freeze and current power supply contracts expire in Illinois in 2006;

•	the effects of participation in the MISO, including the costs associated with operations in the Day Two market of the MISO;
•
the availability of fuel for the production of electricity, such as coal and natural gas, and purchased power and natural gas for distribution, and the level and volatility of future market prices for such commodities, including the ability to recover any increased costs;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest;
•	business and economic conditions, including their impact on interest rates;
•	disruptions of the capital markets or other events that make Ameren’s access to necessary capital more difficult or costly;
•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
•	actions of credit ratings agencies and the effects of such actions;
•	weather conditions and other natural phenomena;
•	generation plant construction, installation and performance;
•	operation of Ameren’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•
the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements will be introduced over time, which could have a negative financial effect;

•	labor disputes, future wages and employee benefits costs, including changes in returns on benefit plan assets;
•	difficulties in integrating Illinois Power Company with Ameren’s other businesses;
•
changes in the energy markets, environmental laws or regulations, interest rates, or other factors that could adversely affect assumptions in connection with the CILCORP Inc. and Illinois Power Company acquisitions;

•	the impact of conditions imposed by regulators in connection with their approval of Ameren’s acquisition of Illinois Power Company;
•	the inability of Ameren’s counterparties to meet their obligations with respect to Ameren’s contracts and financial instruments;
•	the cost and availability of transmission capacity;
•	legal and administrative proceedings; and
•	acts of sabotage, war or terrorist activities.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, Ameren undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Electric Sales - KWH (in millions):
Residential	8,042	5,002	19,879	13,930
Commercial	7,060	5,354	19,016	15,050
Industrial	6,526	5,154	17,704	14,366
Wholesale	2,630	2,457	7,362	7,143
Other	179	80	541	235
Native	24,437	18,047	64,502	50,724
Interchange sales	1,974	3,417	9,033	9,584
Total	26,411	21,464	73,535	60,308

Electric Revenues - (in millions):
Residential	$650	$408	$1,461	$1,006
Commercial	505	368	1,238	925
Industrial	310	231	780	601
Wholesale	94	92	260	256
Other	16	7	40	20
Native	1,575	1,106	3,779	2,808
Interchange sales	91	95	358	283
Other	53	27	120	64
Total	$1,719	$1,227	$4,257	$3,155

Power Supply (%):
Fossil	66.9	80.3	68.0	81.0
Nuclear	7.8	11.6	9.1	8.3
Hydro	0.7	1.3	1.4	1.6
Purchased	24.6	6.8	21.5	9.1

Fuel Cost per KWH (cents)	1.495	1.098	1.281	1.104
Gas Sales - MMBTU (in thousands)	9,743	6,467	75,693	53,817

	September 30,	December 31,
	2005	2004
Common Stock:
Shares outstanding (in millions)	204.2	195.2
Book value per share	$31.61	$29.71

Capitalization Ratios:
Common equity	54.0%	49.1%
Preferred stock	1.6%	1.7%
Debt, net of cash	44.4%	49.2%

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	September 30,	December 31,
	2005	2004

ASSETS
Current Assets:
Cash and cash equivalents	$278	$69
Accounts receivable - trade	480	442
Unbilled revenue	305	336
Miscellaneous accounts and notes receivable	21	38
Materials and supplies, at average cost	840	623
Other current assets	59	74
Total current assets	1,983	1,582
Property and Plant, Net	13,402	13,297
Investments and Other Assets:
Investments in leveraged leases	124	140
Nuclear decommissioning trust fund	244	235
Goodwill and other intangibles, net	957	940
Other assets	496	411
Regulatory assets	884	829
Total investments and other assets	2,705	2,555

TOTAL ASSETS	$18,090	$17,434

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$347	$423
Short-term debt	23	417
Accounts and wages payable	461	567
Taxes accrued	196	26
Other current liabilities	369	374
Total current liabilities	1,396	1,807
Long-term Debt, Net	5,201	5,021
Preferred Stock of Subsidiary Subject to Mandatory Redemption	19	20
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	1,980	1,886
Accumulated deferred investment tax credits	132	139
Regulatory liabilities	1,207	1,042
Asset retirement obligations	416	439
Accrued pension and other postretirement benefits	763	756
Other deferred credits and liabilities	310	315
Total deferred credits and other liabilities	4,808	4,577
Preferred Stock of Subsidiaries Not Subject to Mandatory Redemption	195	195
Minority Interest in Consolidated Subsidiaries	15	14
Stockholders' Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	4,375	3,949
Retained earnings	2,109	1,904
Accumulated other comprehensive loss	(17)	(45)
Other	(13)	(10)
Total stockholders' equity	6,456	5,800

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,090	$17,434

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Operating Revenues:
Electric	$1,719	$1,227	$4,257	$3,155
Gas	149	78	819	498
Other	-	2	3	5
Total operating revenues	1,868	1,307	5,079	3,658

Operating Expenses:
Fuel and purchased power	621	320	1,524	863
Gas purchased for resale	90	47	550	335
Other operations and maintenance	391	314	1,109	956
Depreciation and amortization	158	136	472	398
Taxes other than income taxes	98	77	284	231
Total operating expenses	1,358	894	3,939	2,783
Operating Income	510	413	1,140	875

Other Income and (Deductions):
Miscellaneous income	6	8	19	20
Miscellaneous expense	(3)	(1)	(12)	(6)
Total other income and (deductions)	3	7	7	14

Interest Charges and Preferred Dividends:
Interest	70	62	221	192
Preferred dividends of subsidiaries	4	3	10	8
Net interest charges and preferred dividends	74	65	231	200

Income Before Income Taxes	439	355	916	689

Income Taxes	159	123	330	242

Net Income	$280	$232	$586	$447

Earnings per Common Share - Basic and Diluted:	$1.37	$1.20	$2.94	$2.44

Average Common Shares Outstanding	203.8	193.5	199.6	183.5

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended
	September 30,
	2005	2004

Cash Flows From Operating Activities:
Net income	$586	$447
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	447	398
Amortization of nuclear fuel	25	21
Amortization of debt issuance costs and premium/discounts	11	8
Deferred income taxes and investment tax credits, net	83	43
Coal contract settlement	-	28
Pension and other postretirement benefit contributions	(123)	(327)
Other	134	100
Changes in assets and liabilities, excluding the effects of the acquisition:
Receivables, net	(1)	21
Materials and supplies	(134)	(32)
Accounts and wages payable	(72)	(192)
Taxes accrued	172	257
Assets, other	(28)	(41)
Liabilities, other	(11)	5
Net cash provided by operating activities	1,089	736

Cash Flows From Investing Activities:
Capital expenditures	(660)	(547)
Acquisitions, net of cash acquired	12	(451)
Nuclear fuel expenditures	(16)	(7)
Other	16	28
Net cash used in investing activities	(648)	(977)

Cash Flows From Financing Activities:
Dividends on common stock	(383)	(356)
Capital issuance costs	(4)	(40)
Redemptions, Repurchases and Maturities:
Nuclear fuel lease	-	(67)
Short-term debt	(394)	(130)
Long-term debt	(262)	(451)
Preferred stock	(1)	(1)
Issuances:
Common stock	430	1,418
Long-term debt	382	404
Net cash provided by (used in) financing activities	(232)	777

Net Change In Cash and Cash Equivalents	209	536
Cash and Cash Equivalents at Beginning of Year	69	111

Cash and Cash Equivalents at End of Period	$278	$647